Exhibit 2.2
EXECUTION COPY
AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT
by and between
CAL DIVE INTERNATIONAL, INC.,
as Buyer,
and
TORCH OFFSHORE, INC.,
TORCH OFFSHORE L.L.C.,
and
TORCH EXPRESS, L.L.C.,
as Sellers
June 9, 2005

TABLE OF CONTENTS

Article I DEFINITIONS	2

Article II PURCHASE AND SALE OF SUBJECT ASSETS; THE CLOSING	10

2.1 Sale and Purchase	10

2.2 Excluded Assets	10

2.3 Assumption of Liabilities	10

2.4 Excluded Liabilities	11

2.5 The Closing	12

Article III PURCHASE PRICE; SECURITY DEPOSIT	12

3.1 Purchase Price	12

3.2 Security Deposit	12

Article IV CLOSING DELIVERIES	13

4.1 Closing Deliveries of Sellers	13

4.2 Closing Deliveries of Buyer	14

Article V REPRESENTATIONS OF BUYER	14

5.1 Organization, Power and Status of Buyer	14

5.2 Authorization, Enforceability, Execution and Delivery	14

5.3 No Conflicts; Laws and Consents; No Default	15

5.4 Financing	15

Article VI REPRESENTATIONS OF SELLERS	15

6.1 Organization, Power and Status of Seller	15

6.2 Authorization, Enforceability, Execution and Delivery	16

6.3 No Conflicts; Laws and Consents; No Default	16

6.4 Taxes	16

6.5 Property; Title; Sufficiency	17

6.6 Legal Proceedings	18

6.7 Compliance with Laws; Permits	18

6.8 Environmental Matters	19

6.9 Assumed Contracts	20

Article VII SURVIVAL; EXCLUSION OF WARRANTIES; NO ASSUMPTION OF LIABILITIES; EMPLOYEES	21

7.1 Survival	21

7.2 Exclusion of Warranties	21

7.3 No Assumption of Liabilities	21

7.4 No Obligation for Employees	21

Article VIII CONDITIONS TO CLOSING	22

8.1 Buyer’s Conditions Precedent	22

8.2 Sellers’ Conditions Precedent	23

Article IX SELLERS’ BANKRUPTCY	23

9.1 Procedure for Approval of Transaction	23

9.2 Condition to Closing Relating to Bankruptcy	27

Article X COVENANTS; TRANSFER OF TITLE AND DELIVERY OF VESSELS	27

10.1 Covenants with Respect to Conduct Prior to Closing	27

10.2 Transfer of Title	29

10.3 Inspections and Due Diligence	29

10.4 Notices; Time and Place of Delivery	29

10.5 Buyer Responsibilities Upon Delivery	29

10.6 Delivery Procedure	29

10.7 Spares, etc	29

Article XI TAXES	29

11.1 Responsibility for Taxes	29

11.2 Cooperation on Tax Matters	30

11.3 Preparation of Allocation Schedule	30

Article XII DISPUTE RESOLUTION; SERVICE; GOVERNING LAW	31

12.1 Dispute Resolution; Service of Process; Waiver of Jury Trial	31

12.2 Governing Law	32

Article XIII TERMINATION	32

13.1 Termination	32

13.2 Procedure Upon Termination	33

13.3 Effect of Termination	33

Article XIV MISCELLANEOUS PROVISIONS	34

14.1 Amendments and Waivers	34

14.2 Severability	34

14.3 Notices	34

14.4 Captions	36

ii

14.5 No Partnership	36

14.6 Counterparts; Delivery by Facsimile	36

14.7 General Interpretive Principles	36

14.8 Punitive, Consequential, and Special Damages	36

14.9 Further Assurances	37

14.10 Entire Agreement	37

14.11 Finders or Broker’s Fees	37

14.12 Binding Effect; Assignment	37

14.13 Publicity	37
Sellers’ Schedules

Schedule 6.3(a)	—	Conflicts
Schedule 6.4	—	Taxes
Schedule 6.5(b)	—	Licensed Software
Schedule 6.6	—	Legal Proceedings
Schedule 6.7(a)	—	Compliance with Laws
Schedule 6.7(b)(i)	—	Permits
Schedule 6.7(b)(ii)	—	Exceptions to Permits
Schedule 6.8	—	Environmental Matters
Schedule 9.1(e)	—	Break-Up Fee Assets Allocations

Exhibits
Exhibit A-1	Break-Up Fee Assets
Exhibit A-2	Additional Assets
Exhibit A-3	Excluded Vessels and Equipment
Exhibit B	Patents
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Patent Assignment
Exhibit F	Form of Power of Attorney
Exhibit G	Form of Protocol of Delivery and Acceptance

iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 9, 2005, by and between Cal Dive International, Inc., a Minnesota corporation (“Buyer”), and Torch Offshore, Inc., a Delaware corporation (“Torch”), Torch Offshore, L.L.C., a Delaware limited liability company (“Offshore”), and Torch Express, L.L.C., a Louisiana limited liability company (“Express”, with Torch and Offshore, each a “Seller” and collectively, “Sellers”). Buyer and each Seller are sometimes individually referred to as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, the Parties entered into an Asset Purchase Agreement, dated as of April 1, 2005 (the “Original Agreement”), in order to provide for the purchase of certain assets and properties of the Sellers by Buyer;
     WHEREAS, the Original Agreement was amended and restated pursuant to the Amended and Restated Asset Purchase Agreement, dated as of May 2, 2005 (as amended, modified and supplemented prior to the date hereof, the “Prior Restatement”) to reflect agreed amendments, modifications and supplements to the Original Agreement, and the Prior Restatement was further specifically amended, modified and supplemented by a letter agreement dated as of May 5, 2005;
     WHEREAS, the Parties desire to further amend and restate the Original Agreement and the Prior Restatement in entirety to reflect and provide for the application of the terms and conditions set forth in this Agreement;
     WHEREAS, Sellers are the owners of (i) the six (6) marine vessels and the related and associated assets thereto that are described on Exhibit A-1 hereto and (ii) the one (1) marine vessel and the related and associated assets thereto that are described on Exhibit A-2 hereto (such vessels and assets as described in Exhibit A-1 and Exhibit A-2 collectively comprising the “Subject Assets”);
     WHEREAS, on January 7, 2005 (the “Petition Date”), Torch, Offshore and Express petitioned the United States Bankruptcy Court for the Eastern District of Louisiana for relief under chapter 11 of title 11 of the United States Code (which such proceedings are being jointly administered under Case No. 05-10137 (“B”)); and
     WHEREAS, Sellers desire to sell, transfer and assign to Buyer or its designated Affiliate or Affiliates, and Buyer desires to (or to cause its designated Affiliate or Affiliates to) acquire from Sellers, all of the Subject Assets, all as more specifically provided herein;
     In consideration of the mutual covenants and agreements herein contained, and of other valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

G-1

ARTICLE I
DEFINITIONS
The following terms employed in this Agreement have the meanings set forth as follows:
     “Action” means any action, motion, application, complaint, hearing, investigation, petition, suit or other proceeding, whether in law or in equity, or before any arbitrator or Governmental Authority.
     “Additional Assets” means that vessel and the related and associated assets thereto described on Exhibit A-2.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise
     “Agreement” has the meaning set forth in the Preamble.
     “Approval Order” means a Final Order or Final Orders of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer that, among other things, (i) approves, pursuant to sections 363(b) and 363(f) of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, and the other instruments and agreements contemplated hereby, (B) the sale of the Subject Assets free and clear of any and all Liens (other than Permitted Exceptions) to Buyer on the terms set forth herein, and (C) the performance by each of Sellers and Buyer of its respective obligations under this Agreement; and (ii) finds that Buyer is a “good faith” purchaser within the meaning of section 363(m) of the Bankruptcy Code, and which such Order or Orders shall be in full force and effect and shall not have been modified or amended in any respect.
     “Assumed Liabilities” has the meaning set forth in Section 2.3.
     “Auction” means the Bankruptcy Court auction for the Subject Assets held in accordance with the Scheduling Order.
     “Bankruptcy Case” means Sellers’ chapter 11 cases currently pending before the Bankruptcy Court as jointly administered under Case No. 05-10137 (“B”).
     “Bankruptcy Code” means Title 11 of the United States Code, as heretofore and hereafter amended, and codified as 11 U.S.C. section 101, et seq., or any successor statute, and applicable federal and local rules of bankruptcy procedure thereunder.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Louisiana or any other court having jurisdiction over the Bankruptcy Case.

     “Bidding Procedures” has the meaning ascribed to such term in the Scheduling Order.
     “Break-Up Fee” has the meaning set forth in Section 9.1(e)(i).
     “Break-Up Fee Assets” means those vessels and the related and associated assets thereto described Exhibit A-1.
     “Business Day” means any day of the year on which national banking institutions in New York, New York, Houston, Texas and New Orleans, Louisiana are open to the public for conducting business and are not required or authorized to close.
     “Buyer” has the meaning set forth in the Preamble.
     “Classification Society” or “Class” means that “classification society” or “class” referred to in Exhibit A.
     “Closing” has the meaning set forth in Section 2.5.
     “Closing Date” has the meaning set forth in Section 2.5.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Transaction” means any sale or other disposition of all or a portion of the Break-Up Fee Assets to a Person other than Buyer.
     “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.
     “Credit Bid” means a bid by either Regions Bank or Export Development Canada for purchase of all or any portion of the Break-Up Fee Assets pursuant to Section 363(k) of the Bankruptcy Code providing that the sole consideration for such purchase shall be claims of such bidder against the Sellers and their estates.
     “Cure Amount” means the aggregate of all cure amounts described in Section 9.1(h) and approved by the Bankruptcy Court pursuant to section 365(b) of the Bankruptcy Code.
     “Cure Payment” means: (i) if the Cure Amount is equal to or less than One Million Dollars ($1,000,000), the Cure Amount; or (ii) if the Cure Amount is in excess of One Million Dollars ($1,000,000), an amount equal to (a) One Million Dollars ($1,000,000) plus (b) an amount equal to fifty percent (50%) of the amount by which the Cure Amount exceeds One Million Dollars ($1,000,000).
     “Employee” means any individual who is employed by Sellers in connection with the operation of the Subject Assets, including, without limitation, any individual who is hired prior to the Closing Date in respect of the operation of the Subject Assets after the date hereof.

     “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability or criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any applicable Environmental Law or applicable Environmental Permit (including an order or agreement with any Governmental Authority or other Person under an applicable Environmental Law), violation of applicable Environmental Law or a Release or threatened Release of Hazardous Materials.
     “Environmental Law” means any applicable international, transnational, foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now in effect in any way relating to the protection of human health and safety from Hazardous Materials, the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) (to the extent it regulates Hazardous Materials), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
     “Environmental Permit” means any Permit required by applicable Environmental Laws for the ownership, use or operation of the Subject Assets.
     “Escrow Agent” means JPMorgan Chase Bank, N.A.
     “Escrow Agreement” has the meaning set forth in Section 3.2(a); provided, however, that any reference in such Escrow Agreement to the “Asset Purchase Agreement, dated as of April 1, 2005” or the “Purchase Agreement” shall be deemed for all purposes thereof to be a reference to this Agreement (and the amendment and restatement effected herein).
     “Equipment” means all furniture, fixtures, furnishings, equipment (including all SAT systems and support equipment), improvements and other tangible personal property owned by Sellers for the use of the Vessels and located on the Vessels or located at the Sellers’ Dulac, Louisiana, fabrication yard, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment and miscellaneous furnishings and supplies and, without limitation, with respect to any Vessel (i) said Vessel’s machinery, engines, lay installation equipment, towers, reels, cranes, tensioners, spares, motors, generators, riggings, attachments, accessories, fixtures, replacement parts, consumables, fuel, oil, and all other appurtenances associated with the Vessels, whether located on the Vessels or at shore based facilities; (ii) all surveys, inspection records, safety logs and maintenance and navigation records, vessel logs, engineering logs, documents relating to Class and as-built and design drawings relating to each of the Vessels; (iii) all owner’s and operator’s manuals related to, or used or usable by each of the Vessels; (iv) all construction and diving equipment including, but not limited to, chambers, hydraulic units, hydraulic tools, tool compressors, dive compressors, jet pumps, positive displacement pumps, centrifugal pumps, dive hoses, video equipment, recorders, welding equipment, engines, jet hoses, air tools and hand tools whether located at shore-based facilities or on the Vessels; and (v) all equipment used to support loading and unloading the Vessels, including, without limitation, cranes, fork lifts, cherry pickers, conex boxes, supply baskets, trucks, trailers, and vans whether located at shore-base facilities or on the Vessels.
     “Excluded Assets” means all property and assets of Sellers other than the Subject Assets, including, without limitation, those vessels and related equipment described on Exhibit A-3 hereto, the accounts receivable of Sellers and any Contracts, choses in action or other legal or equitable rights of Sellers and their bankruptcy estates other than the Warranties and the Purchased Contracts.
     “Excluded Liabilities” has the meaning set forth in Section 2.4.
     “Expense Reimbursement” has the meaning set forth in Section 9.1(e)(ii).
     “Express” has the meaning set forth in the Preamble.
     “Final Order” means a judgment, order or decree of the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled, vacated or suspended and, with respect to any judgment, order or decree of the Bankruptcy Court, any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired.
     “Governmental Approval” means any authorization, consent, approval, license, franchise, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority relating to the ownership of the Subject Assets or to the execution, delivery or performance of this Agreement, including without limitation any applicable consents and approvals required under the HSR Act.
     “Governmental Authority” means any international or transnational regulatory or administrative authority, any national, state or local government, or any political subdivision or instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other Governmental Authority with authority over Buyer or Sellers, the operation of the Vessels or any of the other Subject Assets.
     “Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

     “Hazardous Material” means any substance, material or waste that is listed, classified, or otherwise regulated under or pursuant to any applicable Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, and urea formaldehyde insulation.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with generally accepted accounting principles; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
     “Inventory” means all inventory of Sellers, including all merchandise, raw materials, supplies and other tangible personal property, used or held for use in connection with the operation of the Vessels.
     “Knowledge” means actual knowledge, after reasonable inquiry, of the officers of the Party being held responsible for such knowledge.
     “Law” means any applicable international or transnational, foreign, federal, state or local law (including common law), statute, rule, regulation, ordinance, order, code, treaty or other legally binding requirement, in effect now or as of the Closing Date, including any judicial or administrative order, consent decree or judgment.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Authority.
     “Liability” means any debt, loss, damage, adverse claim (including claims as defined in the Bankruptcy Code), liability, royalty, deficiency or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

     “Licensed Software” means Software formally licensed to any of the Sellers via a written license agreement governing the terms of use of said Software and which is material for the use and operation, or prospective use and operation, of the Subject Assets.
     “Lien” means any mortgage, lien (statutory or other, and including all “Liens” defined in the Bankruptcy Code), pledge, security interest or interest of ownership, encumbrance, deed of trust, hypothecation, assignment for security, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction or deposit arrangement or other security agreement or adverse claim to ownership of the Vessels or the other Subject Assets of any kind or nature whatsoever, whether recorded or unrecorded.
     “Material Adverse Effect” means (i) a material adverse effect on the condition, utilization or value of the Subject Assets or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement.
     “Offshore” has the meaning set forth in the preamble.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority, including, without limitation, any order entered by the Bankruptcy Court in the Bankruptcy Case.
     “Outside Date” has the meaning set forth in Section 13.1(c).
     “Patents” means the patents and patent applications listed on Exhibit B attached hereto and made a part hereof.
     “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the operations and condition of the Subject Assets so encumbered and that are not resulting from a breach, default or violation by any Seller of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations of any Governmental Authority provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Subject Assets subject thereto or affected thereby.
     “Permit” means any approval, authorization, consent, license, permit, franchise, certificate or Order of a Governmental Authority, or any waiver of the foregoing, necessary or appropriate for the operation and present use of the Subject Assets or for the transfer of the Subject Assets.

     “Person” means an individual, a partnership, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, a limited liability company, or other entity or a Governmental Authority or any agency or political subdivision thereof.
     “Petition Date” has the meaning assigned to such term in the recitals of this Agreement.
     “Prior Restatement” has the meaning assigned to such term in the recitals of this Agreement.
     “Protocol of Delivery and Acceptance” has the meaning set forth in Section 10.6.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Purchased Contracts” means those Contracts identified under the heading “Purchased Contracts” on Exhibit A-1 hereto, which such Contracts shall comprise a part of and be included in the Subject Assets, but only to the extent that such Contracts are:
          (i) executory contracts or unexpired leases that are able to be assumed and assigned by Sellers under applicable Law; and
          (ii) relate to goods or services that are necessary, required or reasonably appropriate for the use, maintenance and operation of the Subject Assets;
provided, however, that the “Purchased Contracts” shall be “None” in the event that the M/V Midnight Express is not included among the vessels that Buyer purchases from Sellers and, in such event, the Buyer shall have no obligation for any payment of any cure amounts with respect to those Contracts identified under the heading “Purchased Contracts” on Exhibit A-1 hereto.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching of Hazardous Material into the environment.
     “Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Release of Hazardous Material; (ii) prevent the threatened Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care associated with a Release of Hazardous Material; or (iv) correct a condition of noncompliance with applicable Environmental Laws.
     “Sale Hearing” means the hearing to be conducted by the Bankruptcy Court to consider approval and entry of the Approval Order.
     “Sale Motion” means the motion or motions of Sellers filed with the Bankruptcy Court on April 6, 2005 seeking approval and entry of the Approval Order and scheduling of the Sale Hearing, with any modifications, amendments or supplements thereto that are reasonably acceptable to Buyer.

     “Scheduling Hearing” means the hearing scheduled and conducted by the Bankruptcy Court on April 27, 2005 and subsequent thereto to consider approval of the Break-Up Fee and Expense Reimbursement, and issuance of the Scheduling Order.
     “Scheduling Motion” means the motion of Sellers filed with the Bankruptcy Court on April 6, 2005 seeking setting of the Scheduling hearing and approval of the Scheduling Order, with any modifications, amendments or supplements thereto that are reasonably acceptable to Buyer.
     “Scheduling Order” means that certain Order (A) Approving Bidding Procedures for Submission and Acceptance of Competing Bids, and Under Certain Circumstances, Payment of a Break-Up Fee and Expense Reimbursement to Cal Dive International, Inc.; (B) Scheduling Bidding Deadline, Auction Date and Sale Hearing Date; (C) Establishing Procedure for Determining Cure Amounts; and (D) Fixing Notice Procedures and Approving Form of Notice, as approved and entered by the Bankruptcy Court on May 6, 2005, and any amendments, modifications or supplements thereto that are reasonably acceptable to Buyer.
     “Security Deposit” has the meaning set forth in Section 3.2.
     “Seller” and “Sellers” have the meanings set forth in the preamble.
     “Software” means computer software programs, whether in source code, object code or human readable form; provided, however, that Software does not include any (i) computer software program that is subject to “shrink-wrap” license or “click-through” agreements, or (ii) computer software program that is commercially available to the general consuming public in exchange for a license or purchase fee of Five Thousand Dollars ($5,000.00) or less.
     “Subject Assets” have the meaning set forth in the recitals to this Agreement. In the interest of clarity, the Subject Assets do not include the Excluded Assets.
     “Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.
     “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.
     “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Sellers, any of their respective subsidiaries, or any of their respective Affiliates.
     “Termination Date” has the meaning set forth in Section 13.1.
     “Torch” has the meaning set forth in the preamble.
     “Transaction” means the purchase, sale and assignment of the Subject Assets, along with any other transactions contemplated in this Agreement or related thereto.
     “Transferred Permits” means the respective Permits listed on Exhibits A-1 and A-2 attached hereto and made a part hereof, which such Permits are a part of, and included in, the Subject Assets.
     “Vessels” means the respective marine vessels identified on Exhibits A-1 and A-2 attached hereto and made a part hereof.
     “Warranty” any warranty, representation or guaranty of any Person other than Sellers (including, without limitation, any supplier, manufacturer or contractor), whether express or implied, or for the design, quality, condition, merchantability, seaworthiness or fitness for a particular purpose, with respect to the design, manufacture, assembly, repair, maintenance, delivery or installation of Subject Assets, or services rendered thereon or in connection therewith, by any such Person.
ARTICLE II
PURCHASE AND SALE OF SUBJECT ASSETS; THE CLOSING
     2.1 Sale and Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall (or shall cause its designated Affiliate to) purchase, acquire and accept from Sellers, all of the Sellers’ right, title and interest in, to and under the Subject Assets, free and clear of Liens except for Permitted Exceptions.
     2.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets.
     2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, all Liabilities of Sellers under the Purchased Contracts and Transferred Permits that arise out of or relate to performance thereunder or use and operation of the Subject Assets in respect thereof from and after the Closing Date (collectively, the “Assumed Liabilities”).

     2.4 Excluded Liabilities. Buyer will not assume or be liable for any Excluded Liabilities. “Excluded Liabilities” shall mean all Liabilities arising out of, relating to or otherwise in respect of the ownership, use or operation of the Subject Assets on or before the Closing Date and, other than the Assumed Liabilities, all other Liabilities of Sellers (whether known or unknown or asserted or unasserted as of the Closing Date and irrespective of when any claim in respect thereof shall be made), including, without limitation, the following Liabilities:
     (a) all Liabilities in respect of any and all products sold and services performed by Sellers on or before the Closing Date;
     (b) all Environmental Costs and Liabilities to the extent arising out of, relating to or otherwise in respect of the ownership, use or operation of the Subject Assets (or any condition thereon) on or before the Closing Date, including, without limitation, any (i) Release or continuing Release (if existing as of the Closing) of any Hazardous Material, regardless of by whom or (ii) any noncompliance with applicable Environmental Laws;
     (c) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Sellers or any of its Affiliates of any Person on or before the Closing Date, (ii) workers’ compensation claims relating to the Sellers or the use and operation of the Subject Assets on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing or (iii) any employee benefit plan of Sellers or any of their respective Affiliates or subsidiaries;
     (d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities (other than in respect of the payment of the Cure Payment in accordance with Section 4.2(b)) in respect of any performance, obligations, breach by or default accruing under such Contracts with respect to any period prior to Closing;
     (e) all Liabilities arising out of, under or in connection with any Indebtedness of Sellers;
     (f) all Liabilities for (i) Taxes of Seller, (ii) Taxes that relate to the Subject Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);
     (g) all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the ownership, use or operation of the Subject Assets to the extent such Legal Proceeding or claim relates to such ownership, use or operation on or prior to the Closing Date, or (ii) any Excluded Asset;
     (h) any and all Liabilities of Sellers that are discharged pursuant to Section 1141(d)(1) of the Bankruptcy Code or any Order of the Bankruptcy Court; and

     (i) any and all Liabilities of Sellers other than Assumed Liabilities, the collection of which has been permanently enjoined by an Order of the Bankruptcy Court or by any applicable provision of the Bankruptcy Code (including, without limitation, Section 524 of the Bankruptcy Code).
     2.5 The Closing. The closing of the purchase and sale of the Subject Assets (the “Closing”) will take place at a time agreed by the Parties, during normal business hours at the offices of Heller, Draper, Hayden, Patrick & Horn, L.L.C. in New Orleans, Louisiana, or at such other venue as Sellers and Buyer mutually agree. The Parties shall use all reasonable efforts to cause the Closing to occur on the date no later than three (3) Business Days following the date on which all conditions to Closing hereunder are satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.
ARTICLE III
PURCHASE PRICE; SECURITY DEPOSIT
     3.1 Purchase Price. The consideration to be given and paid by Buyer to Sellers for the Subject Assets shall be: (a) with respect to the Break-Up Fee Assets, (i) the assumption of the Assumed Liabilities relating to the Break-Up Fee Assets and (ii) Eighty Million Four Hundred and Fifty Thousand Dollars ($80,450,000.00) in cash (the “Break-Up Fee Assets Purchase Amount”) and (b) with respect to the Additional Assets, (i) the assumption of the Assumed Liabilities relating to the Additional Assets and (ii) Two Million Five Hundred and Fifty Thousand Dollars ($2,550,000) in cash (collectively with the Break-Up Fee Assets Purchase Amount, the “Purchase Price”).
     3.2 Security Deposit.
     (a) On April 6, 2005, Buyer deposited with Escrow Agent, in its capacity as escrow agent pursuant to that certain Escrow Agreement, dated as of April 6, 2005, among Buyer, Sellers and Escrow Agent (the “Escrow Agreement”), the sum of Four Million Six Hundred Thousand Dollars ($4,600,000) (the “Security Deposit”). Pursuant to the Escrow Agreement, the Security Deposit plus any interest or other amount accrued thereon shall either (i) be applied as a deposit towards the Purchase Price as provided in Section 4.2(b), or (ii) be returned to Buyer in the event that this Agreement is terminated pursuant to Sections 13.1(a), (b), (c), (d), (f) or (g) (in each such case, such return shall be authorized and completed as soon as practicably possible after the occurrence of such termination), or (iii) be paid to Sellers in the event that this Agreement is terminated by Sellers pursuant to Section 13.1(h).
     (b) Upon payment of the Security Deposit to Sellers as provided under Section 3.2(a)(iii), Buyer shall be fully released and discharged from any liability or obligation under or resulting from this Agreement and Sellers shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law.

ARTICLE IV
CLOSING DELIVERIES
     4.1 Closing Deliveries of Sellers. On the Closing Date, in exchange for the payment of the Purchase Price and the assumption of the Assumed Liabilities, each of the Sellers, as applicable, shall execute and deliver the following to Buyer:
     (a) a certificate evidencing resolutions of the Board of Directors (or commensurate authority) of each of the Sellers, certified by the Secretary or other appropriate officer or agent of such Seller, duly authorizing the execution, delivery and performance of this Agreement and the other transaction documents;
     (b) a bill of sale to each of the Vessels in a form recordable in the country in which such Vessel is presently documented, duly notarially attested transferring such Vessel;
     (c) for each of the Vessels, a current Abstract of Title or Certificate of Ownership and Encumbrances issued by the appropriate Governmental Authorities showing the current record owners of the respective Vessel and stating that the respective Vessel is free from any registered Liens;
     (d) for each of the Vessels, a counterpart executed by Seller of the Protocol of Delivery and Acceptance confirming the date and time of delivery of the respective Vessel from the Seller to Buyer;
     (e) one or more bills of sale in the form of Exhibit C hereto for all of the other assets comprising a part of the Subject Assets;
     (f) an assignment and assumption agreement in the form of Exhibit D hereto;
     (g) duly executed assignments for the Patents, each substantially in the form attached hereto as Exhibit E;
     (h) a duly executed power of attorney in the form of Exhibit F hereto;
     (i) a certified copy of the Approval Order;
     (j) an affidavit of non-foreign status that complies with Section 1445 of the Code (acknowledging and certifying that the transactions contemplated hereby are exempt from withholding under such section of the Code);
     (k) any additional documents reasonably required by the appropriate Governmental Authority for the purpose of re-documenting Buyer’s ownership of the Vessels, provided Buyer notifies Sellers of any such documents as soon as possible after the date of this Agreement;
     (l) evidence, in a form and substance satisfactory to the Buyer (or its designated Affiliate), of the payment, on or prior to the Closing Date, by the Sellers in respect of the Purchased Contracts the cure amount to the non-Seller parties to the Purchased Contracts (which, in the aggregate, shall be the Cure Amount), with such payment being made prior to the assignment of such Purchased Contracts from Sellers to Buyer (or its designated Affiliate); and
     (m) and such other instruments of transfer in a form and substance satisfactory to Buyer (or its designated Affiliate) necessary to transfer and vest in Buyer (or its designated Affiliate) all of the Sellers’ right, title and interest in and to the Subject Assets in accordance with the terms of this Agreement.
     4.2 Closing Deliveries of Buyer. On the Closing Date, in exchange for the transfer, assignment, conveyance and delivery of Subject Assets by Sellers to Buyer, Buyer shall execute and deliver the following to Sellers:
     (a) a certificate evidencing resolutions (or commensurate authority) of the Board of Directors of Buyer, certified by the Secretary or other appropriate officer or agent of Buyer, duly authorizing the execution, delivery and performance of this Agreement and the other transaction documents;
     (b) an amount equal to (i) the Purchase Price less the Security Deposit plus any interest or other amounts accrued thereon, plus (ii) the Cure Payment, payable by wire transfer to an account specified in writing by Sellers;
     (c) for each of the Vessels, a counterpart executed by Buyer of the Protocol of Delivery and Acceptance confirming the date and time of delivery of the respective Vessel from Seller to Buyer; and
     (d) an assignment and assumption agreement in the form of Exhibit D hereto.
ARTICLE V
REPRESENTATIONS OF BUYER
     Buyer hereby represents and warrants to Sellers that:
     5.1 Organization, Power and Status of Buyer. Buyer is an entity duly formed, validly existing and in good standing under the laws of the State of Minnesota.
     5.2 Authorization, Enforceability, Execution and Delivery. Buyer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other related document to which it is a party. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each such other document related to this Agreement to which Buyer is a party constitute legal, valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     5.3 No Conflicts; Laws and Consents; No Default.
     (a) Except as set forth on Schedule 5.3(a), neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction nor performance of or compliance with the terms and conditions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon of the Subject Assets under any provision of (i) any Law applicable to Buyer or (ii) any document to which Buyer is a party, except for any such conflict, violation, default, rights or entitlements that would not have a material adverse effect upon Buyer’s ability to perform its obligations under this Agreement.
     (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation of the Transaction or the compliance by Buyer with any of the provisions hereof, except for compliance with any requirements (if applicable) of the HSR Act and those set forth on Schedule 5.3(b) hereto or such consents, waivers, approvals, orders, permits or authorizations, declarations, filings or notifications that the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
     5.4 Financing. Buyer has on the date hereof and will have sufficient available funds to pay the Purchase Price and the Cure Payment in cash at Closing in accordance with Section 4.2 hereof, and all fees and expenses required to be paid by Buyer in connection with the Transaction. Buyer’s obligations to make any payments under this Agreement shall not be subject to receipt of new financing by Buyer.
ARTICLE VI
REPRESENTATIONS OF SELLERS
Sellers, jointly and severally, hereby represent and warrant to Buyer that:
     6.1 Organization, Power and Status of Seller. Each Seller is (i) a legal entity duly formed, validly existing and in good standing under the laws of the state of its organization or incorporation, and (ii) duly authorized, to the extent necessary, to do business in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, except for any failure to be so qualified that would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller has all requisite corporate power and authority to own and operate the property it purports to own and to carry on its business as now being conducted and as proposed to be conducted in respect of the applicable Subject Assets.

     6.2 Authorization, Enforceability, Execution and Delivery. Each Seller has all necessary organizational power and authority to execute and deliver and, subject to the entry of the Approval Order, perform its obligations under this Agreement and each other related document to which it is a party. The execution and delivery of this Agreement and the related documents to which a Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on the part of the Sellers. This Agreement has been, and, subject to the entry of the Approval Order, each of the related documents to which a Seller is a party will be at or prior to the Closing, duly and validly executed and delivered by such Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto and the entry of the Approval Order) this Agreement and each such other document related to this Agreement to which a Seller is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights and remedies generally, and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     6.3 No Conflicts; Laws and Consents; No Default.
     (a) Except as set forth on Schedule 6.3(a), and subject to the entry of the Approval Order, neither the execution, delivery and performance of this Agreement nor the consummation of the Transaction nor performance of or compliance with the terms and conditions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to or result in the creation of any Liens upon the Subject Assets under any provision of (i) any Law applicable to Sellers or the Subject Assets, (ii) any Contract or Permit to which any of the Sellers is a party or by which any of the Subject Assets are bound, or (iii) any Order of any Governmental Authority applicable to any Seller or by which any of the properties or assets of any Seller (including, without limitation, the Subject Assets) are bound, except for any such conflict, violation, default, rights or entitlements that that would not have a Material Adverse Effect. Each Seller is in compliance in all material respects with and not in default under any and all Laws applicable to such Seller and the Subject Assets, the terms and provisions of this Agreement or any other related documents to which such Seller is a party.
     (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or the consummation of the Transaction or the compliance by any Seller with any of the provisions hereof, except for compliance with the applicable requirements of the Approval Order, the Scheduling Order and the HSR Act or such consents, waivers, approvals, orders, permits or authorizations, declarations, filings or notifications that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.
     6.4 Taxes. Except as set forth in Schedule 6.4, each Seller has filed, or caused to be filed, and shall, as of the Closing, have filed, or cause to be filed, all material Tax Returns that are required to have been filed by it with the appropriate Taxing Authority in any jurisdiction with respect to the Subject Assets, and has paid, or caused to be paid, and shall, as of the Closing, have paid, or caused to be paid, all Taxes shown to be due and payable on such Tax Returns and all other Taxes and assessments payable by it with respect to the Subject Assets, to the extent the same have become due and payable, but excluding any Taxes which would not subject, either on or prior to the Closing Date or after the Closing Date, the Subject Assets to imminent forfeiture or sale or result in the imposition of any Lien thereon. There are no Liens for Taxes upon the Subject Assets, except for Liens arising as a matter of Law relating to current Taxes not yet due. None of the Sellers is a foreign person within the meaning of Section 1445 of the Code. Each Seller has provided to Buyer copies of any written inquiry of any Governmental Authority received since December 31, 2001, that raises any issue which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Subject Assets in any taxable period (or portion thereof) ending after the Closing Date. No power of attorney with respect to any Tax matter is currently in force with respect to the Subject Assets that would, in any manner, bind, obligate or restrict Buyer. None of the Sellers has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any of the Sellers, that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.
     6.5 Property; Title; Sufficiency.
     (a) Sellers represent that they respectively own and have good and marketable title to the Subject Assets and that they shall, subject to the terms and conditions hereof, deliver at the Closing the Subject Assets to Buyer or its designee. Since March 1, 2005, there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Subject Assets and there otherwise has not been any event, change, occurrence or circumstance that, in each case, has had or could reasonably be expected to have a Material Adverse Effect. Except as may be set forth on Exhibit A-1 or Exhibit A-2, Sellers represent that there is no equipment or inventory material in the use and operation of the Subject Assets other than such equipment and inventory located on the Vessels or located at the Sellers’ Dulac, Louisiana, fabrication yard.
     (b) Exhibit B sets forth a true, correct and complete list of all Patents and Schedule 6.5(b) sets forth a true, correct and complete list of all Licensed Software. The Patents and the Licensed Software comprise all material intellectual property rights owned by or licensed to Sellers necessary or appropriate for the use and operation of the Subject Assets as used or operated by Sellers prior to April 1, 2005. Except as set forth in Schedule 6.5(b), or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Torch owns, has the exclusive right to use, sell, license and dispose of, and has the exclusive right to bring actions for the infringement of its Patents and has not licensed its Patents to any other Person other than Offshore and Express. Except as set forth in Schedule 6.5(b), or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Seller has a valid license to use its Licensed Software, assuming that the respective licensor thereof has valid title thereto or a valid license for such Licensed Software and has the right to license such Licensed Software to such Seller (and such Seller has not received notice that any such licensor does not have valid title thereto or a valid license or that the licensor is not permitted to license such Licensed Software). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Sellers has received from any Person in the past two years any notice, charge, complaint, claim or assertion that any patent, registered trademark or registered copyright is being interfered with, infringed upon or misappropriated in any manner in connection with the ownership, use and operation of the Subject Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Sellers or, to the Knowledge of the Sellers, any agent, attorney or representative thereof, has sent to any Person in the past two years, or otherwise communicated to any Person, any notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by, misappropriation of, or other conflict with, any of the Patents by such other Person and, to the Knowledge of Sellers, no such infringement, misappropriation, conflict or act of unfair competition is occurring or threatened. Except set forth in Schedule 6.5(b), or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transaction contemplated hereby will not result in the loss or impairment of Buyer’s right to own or use any of the Patents or the Licensed Software. None of the Sellers has granted any license or sublicense of any rights under or with respect to any Patents except to Offshore and Express.
     (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Sellers has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any rejection, renunciation, denial or refusal by any other applicable Person of any Warranty or any Action in respect thereof.
     6.6 Legal Proceedings. Except as set forth on Schedule 6.6 or arising in or related to the Bankruptcy Case, there is no Legal Proceeding filed and pending or, to the Knowledge of any Seller, threatened against any Seller, or to which any Seller is otherwise a party before any Governmental Authority, except any such Legal Proceeding as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.6, none of the Sellers is subject to any Order that could reasonably be expected to have a Material Adverse Effect.
     6.7 Compliance with Laws; Permits.
     (a) Except to the extent set forth in Schedule 6.7(a):
     (i) each of the Sellers is in compliance with all Laws of any Governmental Authority applicable to their respective operations or assets (including the Subject Assets), except where such non-compliance could not reasonably be expected to have a Material Adverse Effect;
     (ii) Sellers have not received any written or other notice of or been charged with the violation of any Laws that could reasonably be expected to have a Material Adverse Effect and, to the Knowledge of each Seller, there are no facts or circumstances which could reasonably be expected to form the basis for any such violation that would have a Material Adverse Effect; and

     (iii) to the Knowledge of each Seller, none of the Sellers or the Subject Assets is under investigation with respect to a material violation of any applicable Laws.
          (b) Schedule 6.7(b)(i) of this Agreement contains a true, correct and complete list of all Permits which are material to the ownership and operation of the Subject Assets as presently owned and operated. Except as described in Schedule 6.7(b)(ii), or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Sellers, all Permits set forth therein (i) are valid and subsisting and in full force and effect and (ii) are transferable to Buyer either without any further action by Sellers, or with such further action by Sellers as it otherwise permitted by Law and required under this Agreement, including without limitation, Section 14.9 hereof, and none of Sellers is in default or material violation, and no event has occurred which, with notice or the lapse of time or both, would reasonably be expected to constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which any of the Subject Assets is subject or bound and, to the Knowledge of each Seller, there are no facts or circumstances which could reasonably be expected to form the basis for any such default or violation that would have a Material Adverse Effect and no suspension, cancellation or termination of any of such Permits is threatened or pending.
6.8 Environmental Matters. Except as set forth in Schedule 6.8 hereto:
          (a) the operations of Sellers, with respect to the Subject Assets, are in material compliance with all applicable Environmental Laws, which material compliance includes obtaining, maintaining in good standing and complying in all material respects with all applicable Environmental Permits necessary to operate the Subject Assets and no action or proceeding is pending or, to the Knowledge of any Seller, threatened to revoke, modify in any material respect or terminate any such Environmental Permit, and, to the Knowledge of any Seller, no facts, circumstances or conditions currently exist that could reasonably be expected to adversely affect such continued material compliance with applicable Environmental Laws and applicable Environmental Permits or require material capital expenditures to achieve or maintain such continued material compliance with applicable Environmental Laws and applicable Environmental Permits;
          (b) with respect to the Subject Assets, none of the Sellers is the subject of any outstanding written order or Contract with any Governmental Authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release of a Hazardous Material, or for which a Seller has material, outstanding liabilities;
          (c) no claim has been filed and is pending, or to the Knowledge of any Seller, threatened against any Seller or the Subject Assets, alleging, with respect to the Subject Assets, that a Seller or any of its Subject Assets is in material violation of any applicable Environmental Law or any applicable Environmental Permit or has any material liability under any applicable Environmental Law;

          (d) to the Knowledge of Sellers, no facts, circumstances or conditions exist with respect to the Subject Assets that could reasonably be expected to result in Buyer incurring material Environmental Costs or Liabilities either before or after Closing for pre-closing events or conditions other than those that are generally incurred in the ordinary course (without material violation of applicable Environmental Law) by Sellers;
          (e) to the Knowledge of Sellers, there are no investigations of the Subject Assets pending or threatened which could reasonably be expected to lead to the imposition of any material Environmental Costs or Liabilities on the Subject Assets or material Liens under applicable Environmental Law on the Subject Assets;
          (f) to the Knowledge of Sellers, the Transaction contemplated hereunder is not one for which an applicable Environmental Law requires the consent of or advance filings with any Governmental Authority with jurisdiction over the Subject Assets and environmental matters; and
          (g) Sellers have provided to Buyer all material audits, studies, reports, analyses, and results of investigations of matters regulated by applicable Environmental Laws that have been performed since January 1, 2003 with respect to the Subject Assets and that are in Sellers’ possession.
     6.9 Assumed Contracts.
          (a) On March 31, 2005, Sellers provided to Buyer (via email) a list entitled “Torch Relevant Contracts” which contains a true, complete and correct list of all Contracts conforming to the descriptions set forth below in this Section 6.9(a) to which any Seller is a party which relates to the Subject Assets, copies of each of which have been delivered or otherwise made available to Buyer: (i) any Contract relating to the use or operation of, or limiting or restricting in any material manner the use or operation of, the Subject Assets, (ii) Contracts relating to incurrence, assumption or guarantee of any Indebtedness imposing a Lien on any of the Subject Assets; (iii) any Contract providing warranties for, or relating to the furnishing or receipt of services for, any Subject Assets, and (iv) any power of attorney (irrevocable or otherwise) to any Person for any purpose relating to the Subject Assets or the ownership, use or operation thereof.
          (b) Upon payment of the Cure Amount, (i) each Purchased Contract will continue to be in full force and effect and constitute the entire agreement by and between or among the parties thereto, (ii) after giving effect to a Final Order approving the assumption of the Purchased Contracts, each Purchased Contract shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction contemplated by this Agreement, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, (iii) after giving effect to a Final Order approving the assumption of the Purchased Contracts, no Purchased Contract prohibits or requires the consent of any Person to the assignment to and assumption by Buyer or its designee of such Purchased Contract, (iv) no party to any Purchased Contract has, to the

Knowledge of the Sellers, repudiated any provision thereof, and (v) no Seller who is a party to any Purchased Contract is in breach or default, and to the Knowledge of each Seller, no other party to any Purchased Contract is in breach or default, and to the Knowledge of Sellers no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder (other than any such breaches or defaults which shall be cured pursuant to Order of the Bankruptcy Court).
ARTICLE VII
SURVIVAL; EXCLUSION OF WARRANTIES;
NO ASSUMPTION OF LIABILITIES; EMPLOYEES
     7.1 Survival. The representations and warranties made by Buyer and Sellers under this Agreement and of each Party in any certificate delivered hereunder, respectively, shall not survive beyond the Closing Date or a termination of this Agreement.
     7.2 Exclusion of Warranties. The Subject Assets will be sold and delivered and taken over “AS IS, WHERE IS,” on the Closing Date by Buyer without any warranty or representation by Sellers whatsoever, express or implied, as to the design, quality, condition, merchantability or seaworthiness, or as to the fitness of the Vessels or the Equipment for any particular purpose or trade, and the bills of sale referred to in Section 4.1(b) shall so provide. Except as provided in Section 14.9, after the Closing, Sellers shall have no obligation with respect to the Subject Assets. Buyer’s execution of the Protocol of Delivery and Acceptance shall be conclusive evidence of Buyer’s acceptance of the condition of the Vessels and the other Subject Assets.
     7.3 No Assumption of Liabilities. Other than with respect to the Assumed Liabilities, Buyer will not assume, and hereby expressly disclaims any assumption of, any Indebtedness, Liabilities or obligations (absolute or contingent) of any kind of Sellers, including but not limited to (i) accounts payable, (ii) Indebtedness of Sellers for money borrowed, (iii) Taxes of Sellers or relating to ownership, use or operation of the Subject Assets on or prior to the Closing Date, (iv) claims, litigation, Liabilities or obligations arising out of or relating to the operations of Sellers, (v) Liabilities or obligations of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of Sellers, whether under any contract or agreement, pursuant to any pension plan or employee benefit plan or welfare plan, or otherwise, (vi) Liabilities or obligations relating to recapture or any depreciable deduction, and/or (vii) any other Liabilities or obligations of or relating to Sellers or any of their Affiliates or related entities in any manner whatsoever.
     7.4 No Obligation for Employees. Buyer may offer employment to any Employee without restriction by the Sellers. Sellers shall be responsible for any Employee who is not offered employment and for complying with any applicable notice or other requirements of applicable Law with respect to termination of employees and layoffs. In addition, Sellers shall be responsible for satisfying any employee benefit obligations relating to employment of Employees on and prior to the Closing Date. Nothing in this Section 7.4 shall be deemed to impose upon Buyer any Liabilities or responsibilities regarding individuals who do not become employees of Buyer pursuant to offers of employment to Employees, including, without limitation, Liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, medical, dental, disability income, continuing health coverage benefits, life insurance or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits. None of the Parties intend to create any rights or obligations for employment and no past, present or future employees of Sellers or Buyer shall be treated as third-party beneficiaries of this Section 7.4.
ARTICLE VIII
CONDITIONS TO CLOSING
     8.1 Buyer’s Conditions Precedent. In addition to the condition set forth in Section 9.2 hereof, Buyer’s obligation to consummate the transactions contemplated by this Agreement, including, without limitation, to accept the Subject Assets from Sellers and to pay the Purchase Price in accordance with Article III of this Agreement, is subject to fulfillment on or before the Closing Date, of each the following conditions precedent:
     (a) all Governmental Approvals that are required to be obtained in connection with the execution, delivery and performance of this Agreement and the related documents have been obtained and are in effect at Closing, including, without limitation, that, if applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted;
     (b) all consents, waivers and approvals from all Governmental Authorities, third parties and such other entities, as necessary for the consummation of the Transaction shall have been obtained and Buyer shall have received copies thereof;
     (c) Sellers shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, including, without limitation, the transfer, conveyance, assignment and delivery to Buyer of the Subject Assets free and clear of all Liens (other than Permitted Exceptions);
     (d) Sellers’ representations and warranties in Article VI of this Agreement that are qualified as to materiality or by the term “Material Adverse Effect” shall be true and correct in all respects as of the Closing and any such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (or if made as of a specified date, only as of such date);
     (e) Sellers have completed all deliveries they are required to make under Section 4.1;
     (f) there shall not have occurred since the date hereof and be continuing as of the Closing Date any Material Adverse Effect;

     (g) there shall not be in effect any Order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
     (h) the Scheduling Order shall be a Final Order; and
     (i) Sellers have complied in all material respects with their obligations under paragraphs (a) through (j) of Section 9.1 of this Agreement.
     8.2 Sellers’ Conditions Precedent. In addition to the condition set forth in Section 9.2 hereof, Sellers’ obligation to consummate the transactions contemplated by this Agreement, including, without limitation, to sell, transfer, assign, convey and deliver the Subject Assets to Buyer at Closing is subject to fulfillment on or before the Closing Date, of each of the following conditions precedent:
     (a) all Governmental Approvals that are required to be obtained in connection with the execution, delivery and performance of this Agreement and the related documents have been obtained and are in effect at Closing, including, without limitation, that, if applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted;
     (b) all consents, waivers and approvals from all Governmental Authorities, third parties and such other entities, as necessary for the consummation of the Transaction shall have been obtained;
     (c) Buyer’s representations and warranties in Article V of this Agreement that are qualified as to materiality shall be true and correct in all respects as of the Closing and any such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing as though made at and as of the Closing (or if made as of a specified date, only as of such date);
     (d) Buyer has paid Sellers the amounts required under Sections 4.2(b) of this Agreement; and
     (e) Buyer has made the other deliveries required under Section 4.2 of this Agreement.
ARTICLE IX
SELLERS’ BANKRUPTCY
     9.1 Procedure for Approval of Transaction.
     (a) Filing of Appropriate Motions; Provision of Notice. On April 6, 2005, Sellers filed with the Bankruptcy Court (i) the Sale Motion, seeking entry of the Approval Order and (ii) the Scheduling Motion, seeking entry of the Scheduling Order. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining the Approval Order and the Scheduling Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy

Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Approval Order or the Scheduling Order shall be appealed, Sellers and Buyer shall each use its commercially reasonable efforts to defend such appeal. Sellers shall give notice of the Sale Motion, Scheduling Motion and Sale Hearing as reasonably requested by Buyer and required by the Bankruptcy Code or applicable Bankruptcy Rules.
     (b) Scheduling Motion. Sellers requested the scheduling of the Scheduling Hearing on April 27, 2005 and such hearing was commenced on such date.
     (c) Scheduling Order. The Bankruptcy Court entered the Scheduling Order on May 6, 2005.
     (d) Back-Up Bidder. Provided a Competing Transaction fails to close and this Agreement has not been terminated, Buyer shall remain obligated to consummate the Transaction for a period of sixty (60) days after the Bankruptcy Court enters an Order authorizing the Competing Transaction; provided Sellers seek to obtain such Order authorizing the Competing Transaction within fourteen (14) days of the date on which the Auction concludes; and provided, further, that Buyer shall not be obligated under this Section 9.1(d) if the Bankruptcy Court enters an Order approving a sale of all or any portion of the Subject Assets pursuant to a Credit Bid.
     (e) Break-Up Fee and Expense Reimbursement. If, following the entry of the Scheduling Order, this Agreement is terminated (i) by Sellers pursuant to Section 13.1(b) or by Buyer pursuant to Sections 13.1(c) or (g) or (ii) by either Party pursuant to Section 13.1(f), Sellers agree to pay to Buyer:
     (i) a break up fee, as applicable, and the amount of which, as determined as follows (the “Break-Up Fee”):
(A)	if such termination is pursuant or due to, or arises because of, the entry of an Order approving a sale of all of the Break-Up Fee Assets pursuant to a Credit Bid, an amount equal to $400,000; or

(B)	if such termination is pursuant or due to, or arises because of, (I) the entry of an Order approving a sale of all (other than as described in subclause (A) above) or any portion of the Break-Up Fee Assets to any Person other than the Buyer, including, without limitation, any sale pursuant to a Credit Bid for a purchase of any (but not all) Break-Up Fee Assets, or any such sale shall occur (without the entry of an Order) or (II) the Sellers shall determine to retain (and not sell) all or any portion of the Break-Up Fee Assets, an amount equal to (x) $1,878,500 times a percentage allocation to such Break-Up Fee Assets (as set forth on Schedule 9.1(e)) that are determined to be retained by the Sellers or for which a sale to any Person other than Buyer is approved or occurs, other than a sale pursuant to a Credit Bid for the purchase of any (but not all) Break-Up Fee Assets, plus (y) $400,000 times a percentage allocation to such Break-Up Fee Assets (as set forth on Schedule 9.1(e)) for which a sale is approved or occurs pursuant to a Credit Bid for the purchase of any (but not all) Break-Up Fee Assets; and
     (ii) a reimbursement amount in respect of the reasonable expenses of outside counsel in connection with drafting, negotiating and performing this Agreement and fees and other reasonable expenses incurred in connection herewith (including, without limitation, any filing fees (including with respect to the HSR Act), or other amounts seeking the approvals necessary and appropriate to consummate the Transaction) (the “Expense Reimbursement”), as applicable, and the amount of which, as determined as follows:
(A)	if such termination is pursuant or due to, or arises because of, the circumstance described in Section 9.1(e)(i)(A) above, then there shall not be any reimbursement of such expenses;

(B)	if such termination is pursuant or due to, or arises because of, the circumstances described in Section 9.1(e)(i)(B) above, an amount equal to $500,000 times a percentage allocation to such Break-Up Fee Assets (as set forth on Schedule 9.1(e)) that are determined to be retained by the Sellers or for which a sale to any Person other than Buyer is approved or occurs, excluding any sale approved or occurring pursuant to a Credit Bid for the purchase of any (but not all) Break-Up Fee Assets; provided, however, that such amount shall be further limited to the amount of such reasonable expenses that are actually incurred by the Buyer.
The combined amount of the Break-Up Fee and Expense Reimbursement, as applicable and as determined in accordance with the foregoing of this Section 9.1(e), shall be payable by Sellers as a superpriority administrative expense claim (and, in the case of the Break-Up Fee, shall be payable by Sellers without the need for further application or request filed with the Bankruptcy Court) to Buyer in cash, by wire transfer of immediately available funds to an account designated by Buyer. In the event the Break-Up Fee and Expense Reimbursement (if any) become payable because the Sellers determine to retain (and not sell) all of the Break-Up Fee Assets, Sellers shall pay to Buyer the Break-Up Fee and Expense Reimbursement on the earlier of (A) the effective date of any chapter 11 plan confirmed in the Bankruptcy Case, or (B) one (1) year after the Petition Date. In the event the Break-Up Fee and Expense Reimbursement (if any) become payable because of the sale of all or any portion of the Break-Up Fee Assets (including as part of a Competing Transaction or a sale of Break-Up Fee Assets pursuant to a Credit Bid) to any Person other than Buyer or Sellers determine to retain (and not sell) any portion (but not all) of the Break-Up Fee Assets, Sellers shall pay to Buyer the applicable Break-Up Fee and Expense Reimbursement contemporaneously with the first consummation of a Competing Transaction or other applicable sale of the Break-Up Fee Assets or any portion thereof. The combined Break-Up Fee and Expense Reimbursement shall be paid in recognition of the substantial costs incurred by Buyer in evaluating the Transaction, negotiating this Agreement, and otherwise devoting its time, attention and resources to closing the Transaction. Upon payment of the applicable Break-Up Fee, Sellers shall be fully released and discharged from any liability or obligation under or resulting from this Agreement and Buyer shall not have any other remedy or cause of action under or relating to this Agreement or any applicable Law.
     (f) Sale Motion. Sellers have filed the Sale Motion seeking entry of the Approval Order and deadlines for filing and serving objections and responses to the relief requested in the Sale Motion, and as part of such filing Sellers requested that the Sale Hearing occur on or about June 8, 2005.
     (g) Proposal and Submission of Approval Order. Simultaneously with their submission of the Sale Motion, Sellers proposed and submitted the Approval Order to the Bankruptcy Court for execution at the Sale Hearing, and such submission will be amended and modified pursuant to, and to reflect the terms of this Agreement on or prior to such date that is five (5) Business Days before the date scheduled for the Sale Hearing. The amended and modified form of Approval Order shall be submitted to Buyer for its review (and shall be subject to its reasonable approval) prior to the filing of same with the Bankruptcy Court.
     (h) Assumption of Executory Contracts and Unexpired Leases. Sellers will assume and assign to Buyer the Purchased Contracts at the Closing. Sellers requested as part of the Sale Motion that Sellers be granted authority to file with the Bankruptcy Court and serve on all non-Seller parties to the Purchased Contracts notice of Sellers’ intent to assume and assign that party’s Contract, with such notice to be served no later than twenty (20) days before the Sale Hearing. The cure amount for the Purchased Contracts to be assumed shall be included in that party’s notice. Sellers have further requested that the non-Seller party have until eight (8) days before the Sale Hearing to object to the cure amount listed, and must state in its objection with specificity what the proper cure amount should be and provide sufficient documentation in support thereof. If no objection is timely received, Sellers shall request that the Bankruptcy Court set the cure amount as the amount listed in the notice.
     (i) Cooperation. Buyer and Sellers shall cooperate in filing and prosecuting the Sale Motion and obtaining entry of the Approval Order.
     (j) Solicitation of Bidders. Except as otherwise consistent with the Bidding Procedures, the Scheduling Order or any other Order of the Bankruptcy Court, Sellers shall not, and shall cause their respective employees, officers, directors, representatives and agents not to, solicit or initiate discussions or negotiations with any Person (other than Buyer) with respect to the Subject Assets (or any portion thereof) or a Competing Transaction without the written consent of Buyer. Notwithstanding the foregoing, nothing contained herein shall prohibit the Sellers or their respective employees, officers, directors, representatives and agents from providing information to any Person in response to unsolicited inquiries regarding a potential Competing Transaction.

     9.2 Condition to Closing Relating to Bankruptcy. In addition to the conditions to Closing set forth in Sections 8.1 and 8.2 of this Agreement, the Closing shall be subject to the satisfaction of the condition that the Bankruptcy Court shall have entered the Approval Order, and such order shall be a Final Order.
ARTICLE X
COVENANTS;
TRANSFER OF TITLE AND DELIVERY OF VESSELS
     10.1 Covenants with Respect to Conduct Prior to Closing. During the period from the date hereof through the Closing Date, the Sellers and Buyer covenant and agree as follows:
     (a) Access. Each Seller agrees that, prior to the Closing Date, Buyer shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the Subject Assets and Assumed Liabilities and related properties of Sellers as it reasonably requests and deems necessary or appropriate for the purposes of familiarizing itself with and evaluating the Subject Assets and Assumed Liabilities or obtaining any necessary and appropriate Permits for the transactions contemplated by this Agreement, and the Buyer shall be permitted to make extracts and copies of such information. Any such investigation and examination shall be conducted under reasonable circumstances, and Sellers shall cooperate fully therein. No investigation by Buyer prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Sellers contained herein. In order that Buyer may have full opportunity to make such physical and diligence review, examination or investigation as it may reasonably request of the Subject Assets, Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Sellers to cooperate fully with such representatives in connection with such review and examination. Without limiting the generality of the foregoing, Buyer shall be entitled to conduct or cause to be conducted at or on the Subject Assets such surveys, tests and inspections, including, environmental inspections and tests, as Buyer shall deem necessary or useful in connection with its acquisition of such Subject Assets.
     (b) Operation of Subject Assets. Except as otherwise expressly provided by this Agreement or with the prior written consent of Buyer, Sellers shall own, use and operate the Subject Assets only in the ordinary course of business consistent with past practice of Sellers after the Petition Date and preserve such assets in their current condition (ordinary wear and tear excepted), shall comply in all material respects with all applicable Laws in regard to the Subject Assets and Assumed Liabilities, shall not take any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, shall not introduce any material change with respect to the operation of the Subject Assets, in each case, other than in the ordinary course of business of Sellers after the Petition Date or enter into any transaction or enter into, modify or renew any Contract relating to the Subject Assets that is not in the ordinary course of business of Sellers after the Petition Date, and shall not agree to do anything prohibited by this Section 10.1(b) or anything that would make any of the representations and warranties of the Sellers in this Agreement untrue or incorrect in any material respect.
     (c) Consents. Sellers shall use their best efforts, and Buyer shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.
     (d) Governmental Approvals. In addition to the matters to be presented to the Bankruptcy Court under Section 9.1 hereof, as promptly as practical after the date of this Agreement, each Seller shall make all filings required by applicable Law to be made by it in order to consummate the transactions contemplated by this Agreement. Sellers and Buyer have heretofore caused to be made such filings (and Buyer has paid the filing fees) under the HSR Act and such Parties requested earlier termination of the waiting period thereunder. All documents required to be filed by any Seller with any Governmental Authority in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law. Each Seller and Buyer agree to cooperate and use their best efforts to obtain all (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to obtaining all) Governmental Approvals, Orders and Permits that may be necessary or which may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement, including, without limitation, notifying foreign, state and local agencies that have issued Permits to any Seller or one or more of its employees of the consummation of the transactions contemplated hereby; provided, however, that, notwithstanding anything to the contrary provided herein, neither Buyer nor any of its Affiliates shall be required in connection with obtaining such Governmental Approvals (i) to hold separate (including by trust or otherwise) or divest any of its businesses, product lines or assets, or any of the Subject Assets, (ii) to agree to any limitation on the operation or conduct of its business and operations or the Subject Assets, or (iii) to waive any of the conditions to this Agreement set forth in Section 8.1.
     (e) Notification of Certain Matters. Sellers shall give prompt written notice to Buyer of, (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of such Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (ii) any failure of any Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence of any fact or condition after the date of this Agreement that would be reasonably likely to cause or constitute a breach of any representation or warranty had such representation or warranty been made at the time of the occurrence, or such Seller’s discovery of, such fact or condition, (iv) any fact or condition of which Seller obtains knowledge which has had or could reasonably be expected to have or result in a Material Adverse Effect, and (v) the occurrence of any event that may make the satisfaction of the conditions set out in Article VIII impossible or unlikely. No such notification shall affect the representations or warranties of the Sellers or the conditions to their respective obligations hereunder.

     10.2 Transfer of Title. Title and risk of loss of or damage to the respective Subject Assets will pass from Sellers to Buyer at the time appearing on the applicable Protocol of Delivery and Acceptance (provided for in Section 10.6) which shall be the time of Closing.
     10.3 Inspections and Due Diligence. On or prior to the date hereof, Buyer has inspected and accepted each Vessel’s classification records.
     10.4 Notices; Time and Place of Delivery.
     (a) Sellers shall prepare the Subject Assets for delivery in due course and in time for the Closing, and shall keep Buyer well informed of the state of readiness for delivery of the Subject Assets.
     (b) Sellers shall deliver the Vessels at a safe and accessible berth or anchorage at the Port of New Orleans, Louisiana or such other location to be determined by the Parties. The Equipment, Inventory and other Subject Assets (other than the Vessels) shall be delivered at its location at the time of the Closing, which location Sellers shall notify to Buyer in advance of the Closing.
     10.5 Buyer Responsibilities Upon Delivery. Immediately upon delivery, Buyer shall have and assume all responsibility and liability as to any tugboats or other boats or related equipment necessary to secure the Vessels at their berths or transfer the Vessels to other berths at Buyer’s choice. Buyer will secure all necessary arrangements and approvals through the U.S. Coast Guard, Port of New Orleans, Louisiana or other appropriate governmental or regulatory authority regarding the berthing or transfer of the Vessels upon delivery by Sellers.
     10.6 Delivery Procedure. Sellers shall deliver the Vessels and Equipment to a duly authorized representative of Buyer who shall execute and deliver to Sellers a “Protocol of Delivery and Acceptance” in the form attached hereto as Exhibit G, which shall evidence the delivery of the respective Vessel to Buyer.
     10.7 Spares, etc. Forwarding charges for spare parts and spare equipment, if any, shall be for Buyer’s account. Captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the Transaction.
ARTICLE XI
TAXES
     11.1 Responsibility for Taxes.
     (a) In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interests contemplated by this Agreement, shall be in connection with the Approval Order and as such shall be free and clear of any and all transfer Tax, stamp Tax or similar Taxes; provided, however, that if any such Taxes are due in connection with the transactions contemplated herein, Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half of the amount of any such Taxes and they shall pay such amount in a timely manner. The instruments transferring the Subject Assets to Buyer shall contain the following endorsement:
“Because this instrument has been authorized pursuant to an Order of the United States Bankruptcy Court for the Eastern District of Louisiana, in connection with a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. Section 1146(c)”.
     (b) Except as otherwise provided in this Section 11.1(b), Sellers shall bear all property and ad valorem tax liabilities with respect to the Subject Assets if the Lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All ad valorem and other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Subject Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer, on the one hand, and Sellers, on the other hand, as of 12:01 a.m., New York time, on the Closing Date. With respect to Taxes described in this Section 11.1(b), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.1(b) and such payment includes the other Party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
     11.2 Cooperation on Tax Matters. Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Subject Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.
     11.3 Preparation of Allocation Schedule.
     (a) Not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the total consideration paid to Sellers hereunder among the Subject Assets. Buyer shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The total consideration paid by Buyer for the Subject Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Buyer to Sellers, and all income Tax Returns and reports filed by Buyer and Sellers shall be prepared consistently with such allocation.
     (b) The Asset Acquisition Statement, however, shall not be inconsistent with any final determination by the Bankruptcy Court, made in its sole discretion after notice to all parties in interest, concerning the values of the Subject Assets. Any such determination by the Bankruptcy Court will govern the allocation of the total consideration paid to Sellers hereunder among the Subject Assets for all purposes.
ARTICLE XII
DISPUTE RESOLUTION; SERVICE; GOVERNING LAW
     12.1 Dispute Resolution; Service of Process; Waiver of Jury Trial.
     (a) If any dispute should arise in connection with the interpretation and fulfillment of this Agreement, the dispute will be brought in the United States Bankruptcy Court for the Eastern District of Louisiana or such other court as may have jurisdiction over the Bankruptcy Case; provided, however, that if the Bankruptcy Court refuses to accept jurisdiction over any such dispute, then each Party hereto hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the non-exclusive jurisdiction of and service of process pursuant to the laws of the State of New York and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with this Agreement or obligation hereunder. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 14.3 hereof to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any Governmental Authority, such service being hereby acknowledged to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to each party at its address provided in Section 14.3; provided, that unless otherwise provided by applicable Law, any failure to mail such copy shall not affect the validity of the service of such process. If any agent so appointed refuses to accept service, the designating party hereby agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction may be made by registered or certified mail, return receipt requested, to its address provided in Section 14.3. Each party hereby acknowledges that such service shall be effective and binding in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by Law or shall limit the right of any party to bring any action or proceeding against the other party in any other jurisdiction if the Bankruptcy Court refuses to accept jurisdiction. Nothing herein shall limit or otherwise affect any choice of Law or choice of venue made by any Seller and Buyer in any other agreement to which they are both a party.
     (b) THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and, to the extent not inconsistent with the Bankruptcy Code, the internal laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than New York to be applied. In furtherance of the foregoing, the law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of laws analysis, the substantive law of some other jurisdiction would ordinarily apply.
ARTICLE XIII
TERMINATION
     13.1 Termination. This Agreement may be terminated at any time at or before the Closing (the “Termination Date”), as follows:
     (a) in writing, by mutual consent of the Parties;
     (b) at the election of Sellers, on or after June 30, 2005 if the Closing shall not have occurred by the close of business on such date; provided that Sellers are not in material default of their obligations hereunder; and provided further, however, that if the Closing shall not have occurred by the close of business on June 30, 2005 due solely to the failure of the Bankruptcy Court to enter the Approval Order and all other conditions to the obligations of Buyer to close hereunder that are capable of being fulfilled by June 30, 2005 shall have been so fulfilled or waived (other than those conditions that, by their terms, cannot be satisfied until Closing), then Sellers may not terminate this Agreement under this subsection prior to July 31, 2005;
     (c) at the election of Buyer, on or after the earlier (such earlier date, the “Outside Date”) of:
     (i) June 30, 2005, if the Closing has not occurred by such date and an Order authorizing a Competing Transaction has not been entered by such date; and
     (ii) sixty (60) days after entry of an Order authorizing a Competing Transaction;
provided, that, in each case, Buyer is not in material default of its obligations under this Agreement; provided, further, however, that if the Closing shall not have occurred by June 30, 2005 due solely to the failure of the Bankruptcy Court to enter the Approval Order (other than as a result of Sellers’ failure to prosecute the Sale Motion and/or timely pursue entry of the Approval Order) and all other conditions to the obligations of Seller to close hereunder that are capable of being fulfilled by June 30, 2005 shall have been so fulfilled or waived (other than those conditions that, by their terms, cannot be satisfied until Closing), then Buyer shall not have the right to terminate this Agreement under clause (i) above prior to July 31, 2005. If the Bankruptcy Court has entered an Approval Order approving the Transaction prior to June 30, 2005, but such Order has not become a Final Order by June 30, 2005, Buyer may not terminate this Agreement under clause (i) above until the date that is ten (10) Business Days after the Approval Order becomes a Final Order. If the date for termination under this subsection (c) shall have been extended to July 31, 2005 due to the failure of the Bankruptcy Court to enter the Approval Order on or before June 30, 2005, and the Bankruptcy Court shall then have entered the Approval Order on or prior to July 31, 2005, then Buyer shall not be permitted to terminate this Agreement until the later of (x) July 31, 2005 and (y) after the date that immediately follows the date on which the Approval Order becomes a Final Order;
     (d) by Sellers, on the one hand, or Buyer, on the other hand, if there shall be any applicable Law (including, without limitation, a nonappealable Final Order of a Governmental Authority of competent jurisdiction) restraining, enjoining or otherwise prohibiting the consummation of the Transaction;
     (e) [intentionally omitted];
     (f) without further notice or action, by Buyer or Sellers upon the consummation of a Competing Transaction;
     (g) by Buyer, so long as Buyer is not then in material breach of its obligations under this Agreement, if there shall have been a material breach by any of Sellers of any representation, warranty, covenant or agreement of any Seller set forth in this Agreement resulting in a Material Adverse Effect, in each case such that the conditions set forth in Section 8.1 would not be satisfied and such breach (i) cannot be cured by the Outside Date or (ii) has not been cured within thirty (30) days of the date on which the applicable Seller receives written notice thereof from Buyer; or
     (h) by Sellers, so long as no Seller is then in material breach of its obligations under this Agreement, if there shall have been a material breach by the Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, in each case such that the conditions set forth in Section 8.2 would not be satisfied and such breach (i) cannot be cured by the Outside Date or (ii) has not been cured within thirty (30) days of the date on which the Buyer receives written notice thereof from Sellers.
     13.2 Procedure Upon Termination. In the event of termination and abandonment by Buyer or Sellers, or both, pursuant to Section 13.1 hereof, except as provided in Section 13.1(f)(in which case no notice shall be required), written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Assets hereunder shall be abandoned, without further action by Buyer or Sellers.
     13.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Sellers; provided, however, that the rights and obligations of the Parties set forth in Sections 3.2, 9.1(e), 14.13 and this Section 13.3 shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 13.3 shall relieve Buyer or Sellers of any liability for any willful breach of its obligations under this Agreement in any material respect.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.1 Amendments and Waivers. This Agreement may be amended and any provision hereof may be waived from time to time only by written agreement signed by the Parties. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     14.2 Severability. If any provision of this Agreement is held to be in conflict with any Law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses or sections of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     14.3 Notices. Unless otherwise provided in this Agreement, any notice permitted or required hereunder must be in writing and shall be deemed given (i) when personally delivered (with confirmation of receipt), (ii) one Business Day following the day sent by overnight delivery service (with written confirmation of receipt), (iii) upon written confirmation of receipt after being sent by United States registered or certified mail, postage prepaid, or (iv) when sent by telecopy (provided that the telecopy is confirmed by written transmission), addressed as follows:

If to Buyer to:
Cal Dive International, Inc.
c/o Martin R. Ferron, President
400 N. Sam Houston Parkway E.
Suite 400
Houston, Texas 77060
Telecopier: (281) 618-0500
with a copy to:
Weil, Gotshal & Manges LLP
c/o Alfredo R. Pérez
700 Louisiana, Suite 1600
Houston, Texas 77002
Telecopier: (713) 224-9511
If to Sellers to:
Torch Offshore, Inc.
c/o David Phelps, Chief Restructuring Advisor
Telecopier: (877) 711-6966
c/o Robert Fulton, Manager
Telecopier: (504) 367-8605
401 Whitney Avenue, Suite 400
Gretna, Louisiana 70056
with a copy to:
Bridge Associates, LLC
c/o Anthony Schnelling
747 3rd Avenue, Suite 32A
New York, New York 10017
Telecopier: (212) 207-9294
Raymond James & Associates
c/o Raj Singh
250 Park Avenue, 2nd Floor
New York, New York 10077
Telecopier: (212) 297-5613
King & Spalding LLP
c/o George B. South III
1185 Avenue of the Americas
New York, New York 10036
Telecopier: (212) 556-2222

Any purported notice by e-mail shall be without effect. All notices required under this Agreement should specifically state that this is a “Notice pursuant to Section 14.3 of the Torch Asset Purchase Agreement.”
     14.4 Captions. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     14.5 No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the Parties.
     14.6 Counterparts; Delivery by Facsimile. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which shall be deemed to be an original. Such counterparts shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a Contract and each such party forever waives any such defense.
     14.7 General Interpretive Principles. Except as otherwise expressly provided or unless the context otherwise requires, the defined terms in this Agreement shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference in this Agreement to $ shall mean U.S. dollars. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     14.8 Punitive, Consequential, and Special Damages. Under no circumstances shall either Party be liable to the other for any punitive, consequential, or special damages.

     14.9 Further Assurances. Sellers and Buyer agree to take all necessary action and to deliver or cause to be delivered at Closing and at such other times thereafter any such additional certificates, documents or instruments as either of them may reasonably request for the purposes of carrying out this Agreement and the transactions contemplated hereby. Without limitation of the foregoing, from time to time following the Closing, Sellers and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and to assure fully to Sellers and its successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer under this Agreement, and to otherwise make effective the transactions contemplated hereby.
     14.10 Entire Agreement. This Agreement, including any Exhibits and Schedules attached hereto, constitutes the entire understanding and agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as contained in this Agreement. Except as specifically set forth herein, this Agreement is not dependent upon the existence of any other agreement.
     14.11 Finders or Broker’s Fees. With the exception of their respective financial advisors, Bridge Associates LLC and Raymond James & Associates, each of Buyer (on the one hand), and Sellers (on the other hand), represents and warrants that neither it nor any of its respective affiliates has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Each party shall bear the fees and expenses of its respective financial advisors; except as contemplated by the provisions relating to the Expense Reimbursement.
     14.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Buyer’s rights to purchase the Subject Assets) to any Affiliate of Buyer or any Person from which it has borrowed money; provided, further, that in the event of any such assignment, Buyer shall not be relieved of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.
     14.13 Publicity. Neither any Seller nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld or delayed, except to the extent that a particular action is required by applicable Law or by the applicable rules of any stock exchange on which Buyer or Seller lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.
     IN WITNESS WHEREOF both parties have hereunto placed their signatures on the day and year first written above.

SELLERS: TORCH OFFSHORE, INC.
/s/ ROBERT E. FULTON
Robert E. Fulton
Chief Financial Officer

TORCH OFFSHORE L.L.C. TORCH EXPRESS L.L.C.
/s/ ROBERT E. FULTON
Robert E. Fulton
Chief Financial Officer

BUYER: CAL DIVE INTERNATIONAL, INC.
/s/ MARTIN R. FERRON
Martin R. Ferron
President and COO